Exhibit – Item 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

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We consent to the references to our firm in Post-Effective Amendment No. 67 to the Registration Statement on Form N-1A of Permanent Portfolio Family of Funds and to the use of our report, dated March 31, 2026, on the financial statements and financial highlights of the Permanent Portfolio, the Short-Term Treasury Portfolio, the Versatile Bond Portfolio, and the Aggressive Growth Portfolio, each a series of shares of Permanent Portfolio Family of Funds. Such financial statements and financial highlights appear in the 2026 Annual Financial Statements in Form N-CSR, which is incorporated by reference in the Registration Statement.

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Philadelphia, Pennsylvania

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June 1, 2026

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